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                                                                    EXHIBIT 10-U

July 27, 1998



Mr. George O. Deehan
99 Ridgecrest Road
Stamford, CT  06903

Dear George:

This will reflect the terms for your joining Advanta:

1. POSITION - President and CEO, Advanta Leasing.

2. BASE SALARY - $330,000.00 per annum

3. START DATE - On or about August 3, 1998

4. ANNUAL BONUS - You will be eligible to participate in Advanta's Management Incentive Plan ("AMIP") as a Class "B" participant. As such, your target bonus will be 50% of your Base Salary each year. The maximum bonus is currently 200% of target.

5. OPTIONS - You will be granted options, pursuant to the Advanta Corp. Stock Option Plan to purchase 40,000 Advanta Class "B" common shares at the closing price on your start date. The options for 10,000 shares will vest when you have been employed by Advanta for one year and an additional 10,000 shares will vest at the end of the second, third and fourth year of employment respectively. In addition, you will be eligible for annual stock option grants in the discretion of the Board in accordance with the Stock Option Plan.

6. SIGNING BONUS - You will be entitled to a signing bonus of $70,000 payable in 12 consecutive monthly installments conditioned upon your continued employment at the time each installment is due.

7. PLACE OF EMPLOYMENT - Your principal place of business will be at Advanta Leasing headquarters in Voorhees, New Jersey. However, we recognize that you expect to spend, on average, approximately a day a week at the present Advanta Partners offices in New York City, which will also serve as offices for Advanta Leasing. Since you


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expect to continue maintaining your principal residence in Stamford, Advanta will provide, at the Company's expense, housing that is reasonably satisfactory to you (including access, at its expense, to a health club) in Center City Philadelphia, or such other location in the Greater Philadelphia area as you may choose, for so long as you are employed by Advanta and Stamford continues to be your principal residence.

8. SEVERANCE - If there should be a change of control at Advanta in the future, as defined in the Advanta Senior Management Change of Control Severance Plan, you will be entitled to the benefits provided in that plan with the amount of severance at two times your Base Salary. In addition, if your employment should be terminated by Advanta without Cause within the first two years of your employment you will be entitled to severance equal to one year's Base Salary payable in 12 monthly installments. If your employment is terminated by Advanta without cause, you will also have two years to exercise then vested options granted on your start date. Your employment will be terminable on 30 days written notice by you or the Company, except that you agree not to voluntarily leave your employment with us before the first anniversary of your employment.

9. BENEFITS - Advanta provides a broad range of medical, disability, life insurance and other benefits. You will be treated for the purpose of these benefits comparably to other similarly situated Class B AMIP participants. In addition, if you are employed by Advanta when you reach age 62 (a) you will be entitled to $16,667 per month for each of the next twelve months; and (b) Advanta will include you and your family in its group medical insurance program for the following ten years on the same basis as would have been applicable had you continued to be employed, if permitted to do so on the same basis as applicable to an employee by the group insurance carriers (and if necessary will seek to obtain such permission). These benefits after age 62 are not dependent on your continued employment with Advanta, but will end if you or an entity associated with you competes with Advanta.

10. MISCELLANEOUS - The laws of the Commonwealth of Pennsylvania will govern your employment arrangements. All compensation for the calendar year 1998 will be pro rated based on the number of days during 1998 of your employment. Cause, for purposes of this letter, shall mean your willful refusal to perform a material and substantial part of your duties which has not been cured after 30 days written notice of the failure, or your commission of personal dishonesty, materially injurious to the company, or any act of fraud, misappropriation or criminal conduct.


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If the foregoing accurately reflects our understanding, please sign a copy of this letter and return it to me.

George, putting aside the terms and technicalities, we are extremely excited about your joining us and look forward to enormous opportunities.

Sincerely,
/S/ Dennis Alter





Accepted and agreed to this 27th day of July, 1998.
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/s/ George O. Deehan
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        George O. Deehan